EXHIBIT 10.1

AMENDMENT TO

THE

GEO GROUP, INC. 2006 STOCK INCENTIVE PLAN

The GEO Group, Inc. (the “Company”) hereby amends The GEO Group, Inc. 2006 Stock Incentive Plan (the “Plan”) effective May 1, 2007 as follows:

1. Section 5(a) of the Plan is hereby amended by deleting all of its text, and replacing it with the following text:

“Shares Available for Awards. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be the sum of Seven Hundred Thousand (700,000) shares.”

2. Section 5(c)(ii) is hereby amended by deleting all of its text, and replacing it with the following text:

“With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of Three Hundred and Seventy Five Thousand (375,000) of such shares may be issued in connection with Awards, other than Stock Options and Stock Appreciation Rights, that are settled in Common Stock”

3. Section 5(f) is hereby amended by deleting all of its text, and replacing it with the following text:

“Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of GEO by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of GEO or other increase or decrease in such shares effected without receipt of consideration by GEO occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Committee to (i) the aggregate number and kind of shares of Common Stock available under the Plan (including, but not limited to, the aggregate limits of the number of shares of Common Stock described in Sections 5(c)(i) and 5(c)(ii)), (ii) the limits on the number of shares of Common Stock that may be granted to an Eligible Employee in any one fiscal year, (iii) the calculation of the reduction of shares of Common Stock available under the Plan, (iv) the number and kind of shares of Common Stock issuable upon exercise (or vesting) of outstanding Awards granted under the Plan; (v) the Exercise Price of outstanding Options granted under the Plan, and/or (vi) the number of shares of Common Stock subject to Awards granted to Non-Employee Directors under Section 10. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment under this Section 5(f), and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made under this Section 5(f) with respect to any Incentive Stock Options must be made in accordance with Code Section 424.”

4. Section 11 is hereby amended by deleting all of its text, and replacing it with the following text:

“Awards of shares of Common Stock, phantom stock, restricted stock units and other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Such Common Stock may be issued in satisfaction of awards granted under any other plan sponsored by the Company or compensation payable to an Eligible Individual. In addition, such awards may be made alone or in addition to or in connection with any other Award granted hereunder. The Committee may determine the terms and conditions of any such award. Each such award shall be evidenced by an Award Agreement between the Eligible Individual and the Company which shall specify the number of shares of Common Stock subject to the award, any consideration therefore, any vesting or performance requirements and such other terms and conditions as the Committee shall determine in its sole and absolute discretion. With respect to the Awards that may be issued solely pursuant to this Section 11 and not pursuant to any other provision of the Plan, a maximum number of shares of Common Stock with respect to which such Awards may be issued, shall not exceed five percent (5%) of the total number of shares of Common Stock that may be issued under the Plan, as described in Section 5(a)”

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5. Section 15(j) is hereby amended by deleting all of its text, and replacing it with the following text:

“Modification or Substitution of an Award. Subject to the terms and conditions of the Plan, the Committee may modify outstanding Awards. Notwithstanding the following, no modification of an Award shall adversely affect any rights or obligations of the Participant under the applicable Award Agreement without the Participant’s consent. The Committee in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award. Notwithstanding the foregoing, without the approval of the shareholders of GEO in accordance with applicable law, an Award may not be modified to reduce the exercise price thereof nor may an Award at a lower price be substituted for a surrender of an Award, provided that (i) the foregoing shall not apply to adjustments or substitutions in accordance with Section 5 or Section 12, and (ii) if an Award is modified, extended or renewed and thereby deemed to be in issuance of a new Award under the Code or the applicable accounting rules, the exercise price of such Award may continue to be the original Exercise Price even if less than Fair Market Value of the Common Stock at the time of such modification, extension or renewal. Notwithstanding anything to the contrary in this Section 15(j), unless provided for elsewhere in the Plan, there shall be no modification or substitution of an Award pursuant to this Section 15(j), to the extent such modification or substitution adversely affects the Company unless such modification or substitution is: 1) approved by the Company’s shareholders, 2) required by any law or regulation of any governmental authority, 3) is in connection with death or Disability of a Participant, 4) is in connection with termination of employment or other service of a Participant, 5) in connection with Change in Control of GEO or 6) in connection with an event described in Section 5(f) of the Plan”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer on this day, April 5, 2007.

GEO GROUP, INC.

By:	/s/ John J. Bulfin
Name: John J. Bulfin
Title: Senior Vice President and General Counsel

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